101 Main St.
P.O. Box 1628
Lafayette, IN 47902
(765) 742-1064

www.lafayettesavingsbank.com
lsbmail@lsbank.com

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT: Randolph F. Williams President/CEO (765) 742-1064 Fax: (765) 429-5932

LSB Financial Corp. Announces an Increase in Cash Dividend and Annual Meeting

         LSB Financial Corp. (NASDAQ:LSBI), the parent company of Lafayette Savings Bank, FSB, announced today that it will pay a quarterly cash dividend of $0.145 per share on March 5, 2004, to shareholders of record as of February 13, 2004, representing a 16.0% increase over the $0.125 per share dividend paid last quarter.

         The Company also announced that the annual meeting of LSB Financial Corp. will be held on April 21, 2004, at 9:00 a.m. at the LSB Building, located at 22 N. Second Street, Lafayette, Indiana. Parking will be available at the parking garage on the corner of Columbia and 2nd Streets. An elevator in the lobby of the LSB Building, accessed from the parking lot entrance to the building, will take attendees to the fourth floor meeting location.

         LSB President and CEO Randolph F. Williams stated, "The Company's management team is excited about the opportunities for Lafayette Savings Bank in 2004 as we begin our 135th year of business. Because of our longevity in serving this community, we understand the banking needs of our customers and are able to tailor our service and product design to meet their needs."

         The closing price of LSB stock on January 27, 2004, was $25.25 per share as reported by the Nasdaq National Market.